Exhibit 10.1
August 3, 2010

Mr. Joseph F. Waterman
ICG Commerce, Inc.
211 South Gulph Road
Suite 500
King of Prussia, PA 19406

Re:	Facility 1. $15,000,000 Committed Line of Credit Facility 2. $20,000,000 Term Loan
Dear Joseph:
We are pleased to inform you that PNC Bank, National Association (the “Bank”), has approved your request for a term loan and a committed line of credit to ICG Commerce, Inc., ICG Commerce Investments, LLC, ICG Commerce International, LLC and ICG Commerce Holdings, Inc. (individually and collectively, the “Borrower”). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your line of credit are outlined in the following sections of this letter.
1. Types of Facilities and Use of Proceeds
A. Facility 1. The first credit facility covered by this letter is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will make advances to the Borrower from time to time until the Line of Credit Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $15,000,000 (the “Line of Credit” or the “Revolving Credit Loan”). The “Line of Credit Expiration Date” means August 2, 2013, or such later date as may be designated by the Bank by written notice to the Borrower. Advances under the Line of Credit will be used for working capital, acquisitions permitted by this Letter Agreement, and other general business purposes of the Borrower.
The Borrower may request that the Bank, in lieu of cash advances, issue standby letters of credit (individually, a “Letter of Credit” and collectively the “Letters of Credit”) under the Line of Credit in face amount in the aggregate at any time outstanding not to exceed $5,000,000; provided, however, that after giving effect to the face amount of such Letter of Credit, the sum of the aggregate outstanding advances under the Line of Credit and the aggregate face amount of all Letters of Credit issued and outstanding shall not exceed the Line of Credit. The availability of advances under the Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn). For purposes of this Agreement, the “face amount” of any Letter of Credit shall include any automatic increases in face amount under the terms of such Letter of Credit, whether or not any such increase in face amount has become effective. Unless otherwise consented to by the Bank in writing, each Letter of Credit shall have an expiry date which is not later than twelve (12) months following the Line of Credit Expiration Date (the “Final LC Expiration Date”). Each payment by the Bank under a Letter of Credit shall constitute an advance of principal under the Line of Credit and shall be evidenced by the Line of Credit Note (as defined below); provided that, if an

Joseph Waterman
August 3, 2010

Event of Default (as defined in any Note referred to below) shall exist, such payment by the Bank shall not constitute an advance of principal under the Line of Credit unless otherwise determined by the Bank in its discretion. The Letters of Credit shall be governed by the terms of this letter and by one or more reimbursement agreements, in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (collectively, the “Reimbursement Agreement”). Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. This letter is not a pre-advice for the issuance of a letter of credit and is not irrevocable.
The Borrower shall pay the Bank’s standard issuance fee on the face amount of each Letter of Credit upon issuance, together with such other customary fees and expenses therefor as shall be required by the Bank. In addition, the Borrower shall pay to the Bank a fee (the “Letter of Credit Commission”), calculated daily (on the basis of a year of 360 days), on the amount available to be drawn at such time under all Letters of Credit issued and outstanding under the Line of Credit (including any amounts drawn thereunder and not reimbursed, and regardless of the existence or satisfaction of any conditions or limitations on drawing) at a rate of one hundred (100) basis points (1.00%) per annum; provided, however, that the minimum Letter of Credit Commission payable in respect of each Letter of Credit issued and outstanding hereunder shall be $500.00 for each year or portion of a year that such Letter of Credit is outstanding. The Letter of Credit Commission shall be payable quarterly in arrears beginning on July 1, 2010, and continuing on the first day of each fiscal quarter thereafter and on the Final LC Expiration Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, the Letter of Credit Commission, as calculated above, shall be increased by three percent (3%) per annum.
B. Facility 2. The second credit facility covered by this letter is a term loan in the amount of $20,000,000 (the “Term Loan”; together with the Revolving Credit Loan, the “Loans”). The proceeds of the Term Loan will be used to fund a one time distribution to certain shareholders of ICG Commerce, Inc. in an aggregate amount not to exceed $32,000,000 and/or other general business purposes of the Borrower.
2. Notes
A. Facility 1. The obligation of the Borrower to repay advances under the Line of Credit shall be evidenced by a promissory note (the “Line of Credit Note”) in form and content satisfactory to the Bank.
B. Facility 2. The obligation of the Borrower to repay the Term Loan shall be evidenced by a term note (the “Term Note”; and collectively with the Line of Credit Note, the “Notes”) in form and content satisfactory to the Bank.
This letter (the “Letter Agreement”), the Notes, the Security Agreement (as defined below), the Pledge Agreement (as defined below), the Reimbursement Agreement and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents.” Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.

Joseph Waterman
August 3, 2010

3. Interest Rate.
A Facility 1 and 2. Interest on the unpaid balance of the Line of Credit advances and the Term Loan will be charged at the rates, and be payable on the dates and times, set forth in the Notes.
4. Repayment.
A Facility 1. Subject to the terms and conditions of this Letter Agreement, the Borrower may borrow, repay and reborrow under the Line of Credit until the Line of Credit Expiration Date, on which date the outstanding principal balance and any accrued but unpaid interest shall be due and payable. Interest will be due and payable as set forth in the Line of Credit Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.
B Facility 2. Principal on the Term Loan shall be payable in equal monthly installments as set forth in the Term Note with a final payment of all outstanding principal and accrued interest thereon on August 1, 2015. Interest shall be paid in arrears as set forth in the Term Note, and will be computed on the basis of a year of 360 days and paid on the actual number of days that principal is outstanding.
5. Security. The Borrower must cause or has previously caused a security agreement (the “Security Agreement”) and pledge agreement (the “Pledge Agreement”) to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Loans pursuant to which the Borrower is granting the Bank a first priority perfected lien on the Borrower’s existing and future assets, wherever located, as more fully described in the Security Agreement and the Pledge Agreement. If letter of credit rights have been assigned to the Bank, a consent to the assignment must be executed by the issuer of the applicable letter(s) of credit.
Within sixty (60) days of the date hereof, the Borrower will deliver to the Bank a Landlord’s Waiver for the leased premises located at 211 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “King of Prussia Location”) which shall be acceptable in form and content to the Bank. If the King of Prussia Location shall cease to be the Borrower’s primary business location, the Borrower shall, if it leases the space for its primary location, provide to the Bank within sixty (60) days of entering into such lease for such primary business location, a Landlord’s Waiver which shall be in form and content acceptable to the Bank.
Hazard insurance must be maintained on all inventory, equipment and real property securing the Loans in such amounts and with such coverages as are acceptable to the Bank, containing a standard lender loss payable or mortgagee clause in favor of the Bank.

Joseph Waterman
August 3, 2010

The Loans will be cross-collateralized and cross-defaulted with all other present and future Obligations (as defined in the Loan Documents) of the Borrower to the Bank.
6. Covenants. Unless compliance is waived in writing by the Bank, until payment in full of the Loans and termination of the commitment for the Line of Credit:
(a) The Borrower will promptly submit to the Bank such information as the Bank may reasonably request relating to the Borrower’s and its Subsidiaries’ (as defined in Exhibit A) affairs (including but not limited to annual Financial Statements (as hereinafter defined) and tax returns for the Borrower and its Subsidiaries) and/or any security for the Loans.
(b) The Borrower (i) will not make or permit any change in its or any Subsidiary’s form of organization or the general nature of its or their business as carried on as of the date of this Letter Agreement, and (ii) will ensure that at least fifty one percent (51%) of the total issued and outstanding shares of each class of capital stock of ICG Commerce, Inc. shall be owned, directly or indirectly, by Internet Capital Group, Inc.
(c) The Borrower will notify the Bank in writing of the occurrence of any Event of Default or an act or condition which, with the passage of time, the giving of notice or both might become an Event of Default.
(d) If the Borrower or a guarantor (each, a “Guarantor”) of the Obligations (as defined in the Security Agreement) shall form or acquire any Subsidiary that is not a Borrower or a Guarantor (other than a foreign Subsidiary), the Borrower shall cause such Subsidiary to (i) execute and deliver to the Bank a joinder on terms acceptable to the Bank pursuant to which such subsidiary shall become a Borrower or Guarantor pursuant to a documentation acceptable to the Bank (including a guaranty, if applicable), and pledge its assets to the Bank as security for the Obligations pursuant to the Security Agreement, it being understood that the collateral covered by any such Security Agreement shall be the same types of collateral covered by the Security Agreement executed on the date hereof, (ii) execute such other documents (including if it owns any real estate, a Mortgage) as the Bank shall request, (iii) deliver to the Bank such lien, title and other searches and such opinions, certificates and other information as the Bank shall request and (iv) pay to the Bank the Bank’s costs and expenses with respect to the foregoing (including reasonable legal fees and expenses and filing and search fees). In addition, the owner of such Subsidiary shall, unless such owner is a foreign Subsidiary, execute and deliver to the Bank a Pledge Agreement or joinder in form and substance acceptable to the Bank pursuant to which (i) all of the equity interests in each such domestic Subsidiary shall be pledged to the Bank as Collateral for the Obligations and (ii) one hundred of the non-voting equity securities and sixty five percent (65%) of all of the voting equity interests in each such foreign Subsidiary shall be pledged to the Bank as Collateral for the Obligations.
(e) Within ninety (90) days of the date hereof, the Borrower shall deliver to the Bank evidence satisfactory to the Bank that all classes of the preferred stock of ICG Commerce Holdings, Inc have been cancelled, and all rights associated with such preferred stock have been terminated;

Joseph Waterman
August 3, 2010

(f) The Borrower will comply with the financial and other covenants included in Exhibit “A” hereto.
7. Representations and Warranties. To induce the Bank to extend the Loans and upon the making of each advance to the Borrower or issuing any Letter of Credit under the Line of Credit, the Borrower represents and warrants as follows:
(a) The Borrower’s latest Financial Statements provided to the Bank are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise, and the results of the Borrower’s and its consolidated Subsidiaries’ operations for the period specified therein. The Borrower’s Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied from period to period subject, in the case of interim statements, to normal year-end adjustments. Since the date of the latest Financial Statements provided to the Bank, neither the Borrower nor any Subsidiary has suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.
(b) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary which could result in a material adverse change in its or their business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation.
(c) The Borrower and its Subsidiaries have filed all returns and reports that are required to be filed by it or them in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or any Subsidiary or its or their property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor, except for local taxes or charges (but not federal or state taxes, etc.) the non-payment of which, individually or in the aggregate, would not have a material adverse effect on the Borrower and its Subsidiaries or any of its or their businesses, assets, operations, financial condition or results of operations.
(d) If not a natural person, each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where the failure to obtain such licensing or qualification would not have a material adverse effect on the Borrower and its Subsidiaries or any of its or their businesses, assets, operations, financial condition or results of operation.
(e) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms.

Joseph Waterman
August 3, 2010

(f) There does not exist any default or violation by the Borrower or any Subsidiary of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower or any Subsidiary by any law or by any governmental authority, court or agency, except where any such default or violation would not have a material adverse effect on the Borrower and its Subsidiaries or any of its or their businesses, assets, operations, financial condition or results of operation.
8. Fees. Beginning on the first day of the quarter after the date of the Line of Credit Note and continuing on the first day of each quarter thereafter until the Line of Credit Expiration Date, the Borrower shall pay a commitment fee to the Bank, in arrears, at the rate of 0.25 percent (0.25%) per annum on the average daily balance of the Line of Credit which is undisbursed and uncancelled during the preceding quarter. The commitment fee shall be computed on the basis of a year of 360 days and paid on the actual number of days elapsed.
9. Expenses. The Borrower will reimburse the Bank for the Bank’s out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank’s liens and security interests. The Borrower shall also reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside and in-house counsel) in documenting and closing this transaction, in connection with any amendments, modifications or renewals of the Loans, and in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Loans.
10. Depository. The Borrower will establish and maintain at the Bank the Borrower’s primary depository accounts.
11. Conditions to Effectiveness of Letter Agreement. The Bank will not be obligated to make the Term Loan or any advance or to issue any Letter of Credit under the Line of Credit until the Borrower has satisfied the following conditions precedent to the satisfaction of the Bank:
(a) Loan Documents. Execution by all parties and delivery to the Bank of this Letter Agreement, the Notes, the Security Agreement, the Reimbursement Agreement, the Pledge Agreement and the other required Loan Documents and such other instruments and documents as the Bank may reasonably request (including the stock certificates of the subsidiaries of the Borrower pledged under the Pledge Agreement duly endorsed in blank);

Joseph Waterman
August 3, 2010

(b) No Material Adverse Change. There has been no material adverse change in the condition (financial or otherwise), operations, properties, assets or prospects of the Borrower and its Subsidiaries since the date of the Borrower’s most recent Financial Statements delivered to the Bank;
(c) No Material Litigation or Contingent Obligations. There are no (i) material actions, suits, proceedings or government investigations pending or threatened against the Borrower or any Subsidiaries, or (ii) material contingent obligations of the Borrower or any Subsidiary;
(d) No Event of Default. No Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing;
(e) Corporate Proceedings. The Bank shall have received a certificate from a responsible officer of the Borrower dated as of the date hereof certifying (i) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to the Bank, of the Borrower authorizing the execution, delivery and performance of this Letter Agreement and each of the other Loan Documents to which it is a party, and that such resolutions have not been amended, modified, revoked or rescinded in any manner and are in full force and effect, (ii) that attached thereto is a true and complete copy of the Borrower’s organizational documents, and that such organizational documents have not been amended, modified, revoked or rescinded and are in full force and effect and (iii) as to the incumbency and specimen signatures of each officer executing the Loan Documents on behalf of the Borrower;
(f) Good Standing. The Bank shall have received a certificate of good standing, subsistence and/or status dated a recent date from the Secretary of State or appropriate taxing or other authorities in the jurisdiction of formation of the Borrower;
(g) Opinion of Borrower’s Counsel. The Bank shall have received a written opinion or opinions of the Borrower’s counsel addressed to the Bank and covering such matters as the Bank may reasonably request;
(h) Lien Searches. The Bank shall have received UCC, tax and judgment lien searches in form and substance satisfactory to it for the Borrower;
(i) Filings. The Bank shall have evidence satisfactory to it that all necessary actions to perfect and protect the security interests created by the Security Agreement, including, without limitation, the filing of UCC financing statements in the appropriate jurisdiction, have been taken;
(j) Insurance. The Bank shall have received certificates evidencing to its satisfaction that the Borrower has obtained liability and casualty insurance with the appropriate additional insured or lender loss payee endorsements, as applicable; and

Joseph Waterman
August 3, 2010

(k) Fees and Expenses.
(i) The Borrower shall have paid or caused to be paid to the Bank a fully-earned, nonrefundable commitment fee of $175,000; and
(ii) The Borrower shall have paid or caused to be paid to the Bank the costs and expenses (including, without limitation, the reasonable fees and expenses of Bank’s outside counsel) incurred in connection with the negotiation, review, documentation and closing of this Agreement and the other Loan Documents.
12. Additional Provisions. Before the issuance of any Letter of Credit, the Borrower shall execute and deliver to the Bank an Application for each Letter of Credit and such other instruments and documents as the Bank may reasonably request. The Bank will not be obligated to make the Term Loan or any advance or to issue any Letter of Credit under the Line of Credit if any Event of Default or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.
Notwithstanding anything herein or in any Loan Document to the contrary (i) on the date hereof all loans made under the Existing Note (as defined below) and outstanding on the date hereof shall automatically become loans under the Line of Credit Note and shall be payable in accordance with the terms thereof and any existing interest period(s) under the Existing Note shall continue as such under the Line of Credit Note, (ii) any letters of credit issued under the Existing Loan Documents (as defined below) that are outstanding on the date hereof, shall be considered letters of credit issued under this Letter Agreement and the Line of Credit, (iii) any accrued interest under the Existing Note shall be owed under the Line of Credit Note and shall be payable in accordance with the terms thereof and (iv) any other amounts owed under the Existing Loan Documents (including, without limitation, commitment fees, letter of credit commissions and other letter of credit fees) shall be owed under the Loan Documents and shall be payable in accordance with the terms hereof and thereof. As used herein, the following terms shall have the following meanings:
“Existing Loan Documents” shall mean the “Loan Documents” as such term is defined in the letter agreement dated August 29, 2008 among the Borrower, ICG Commerce UK, Limited and the Bank.
“Existing Note” shall mean the Amended and Restated Committed Line of Credit Note dated February 25, 2010 made by the Borrower and ICG Commerce UK, Limited in favor of the Bank.
Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, any collateral for the Loans or any other person or entity connected in any way with the Loans, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.

Joseph Waterman
August 3, 2010

This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Loans, and shall replace all prior understandings, statements, negotiations and written materials relating to the Loans.
The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Loans.
THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Loans.
To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within two (2) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.
Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.

Very truly yours,
PNC BANK, NATIONAL ASSOCIATION.

By:	/s/ John E. Barth John E. Barth Vice President

ACCEPTANCE
With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 3rd day of August, 2010.

BORROWER: ICG COMMERCE, INC.
By:	/s/ Joseph Waterman
	Name:	Joseph Waterman
	Title:	Chief Financial Officer

ICG COMMERCE INVESTMENTS, LLC
By:	/s/ Mark B. Martell
	Name:	Mark B. Martell
	Title:	Manager

ICG COMMERCE INTERNATIONAL, LLC
By:	/s/ Joseph Waterman
	Name:	Joseph Waterman
	Title:	Treasurer

ICG COMMERCE HOLDINGS, INC.
By:	/s/ Joseph Waterman
	Name:	Joseph Waterman
	Title:	Chief Financial Officer

EXHIBIT A
TO LETTER AGREEMENT
DATED AUGUST 3, 2010
A. FINANCIAL REPORTING COVENANTS:
(1) The Borrower will deliver to the Bank:
(a) Financial Statements for its fiscal year, within 150 days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.
(b) Financial Statements for each of the first three fiscal quarters, within 45 days after the quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer.
(c) With each delivery of Financial Statements, a certificate of the Borrower’s chief financial officer as to the Borrower’s compliance with the financial covenants set forth below, for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take (each, a “Compliance Certificate”). This certificate shall set forth all detailed calculations necessary to demonstrate such compliance.
“Financial Statements” means the consolidated balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).
B. FINANCIAL COVENANTS:
(1) The Borrower and its Subsidiaries will maintain as of the end of each fiscal quarter on a consolidated basis a ratio of (a) Total Debt as of the last day of such fiscal quarter to (b) EBITDA for the four-quarter period ending on the last day of such fiscal quarter of less than or equal to 2.25 to 1.00.
(2) The Borrower and its Subsidiaries will maintain as of the end of each fiscal quarter on a consolidated basis a Fixed Charge Coverage Ratio for the four-quarter period then ended of at least 1.05 to 1.00.
As used herein:
“Current Maturities” means the aggregate amount of payments of principal on all indebtedness for borrowed money (including without limitation amortization of capitalized lease obligations) over the prior twelve-month period, other than payments under the Line of Credit.
“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization plus non-cash expense in respect of Class F restricted stock issued to employees of the Borrower plus non-cash expense in respect of stock options issued to employees of the Borrower.

“Fixed Charge Coverage Ratio” means (i) EBITDA less capital expenditures of the Borrower divided by (ii) Current Maturities plus interest expense plus cash taxes paid plus dividends (excluding any and all dividends paid by the Borrower during June, July or August of 2010 in an aggregate amount not to exceed $32,000,000).
“Subsidiary”: as to the Borrower, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.
“Total Debt” means all indebtedness for borrowed money, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness, minus the lesser of (a) $7,500,000 and (b) the amount of cash in excess of $4,500,000 as set forth on the Borrower’s Financial Statements most recently delivered to the Bank provided that such cash is held in a deposit account maintained at the Bank.
All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis, including principals of consolidation where appropriate (subject to normal year-end adjustments). Notwithstanding the foregoing, if the Borrower notifies the Bank in writing that the Borrower wishes to amend any covenant in Exhibit A to the Letter Agreement, any related definition and/or the definition of the terms Total Debt and/or EBITDA for purposes of interest rate determinations under the Notes to eliminate the effect of any change in GAAP occurring after the date hereof on the operation of such covenant and/or interest rate determinations (or if the Bank notifies the Borrower in writing that the Bank wishes to amend any covenant in Exhibit A to the Letter Agreement, any related definition and/or the definition of the terms Total Debt and/or EBITDA for purposes of interest rate determinations under the Notes to eliminate the effect of any such change in GAAP), then the Borrower’s compliance with such covenant and/or the definition of the terms Total Debt and/or EBITDA for purposes of interest rate determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Bank, and the Borrower shall provide to the Bank, when it delivers its financial statements pursuant to Section A (Financial Reporting Covenants) of Exhibit A to the Letter Agreement or otherwise, such reconciliation statements as shall be reasonably requested by the Bank.

C. NEGATIVE COVENANTS:
(1) The Borrower will not and will not permit its Subsidiaries to create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its or their property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements; provided, however, that the foregoing restrictions shall not prevent the Borrower or its Subsidiaries from:
(a) incurring liens for taxes, assessments or governmental charges or levies which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;
(b) making pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure leases; or
(c) granting purchase money security interests in, or entering into capital leases for, personal property of the Borrower or a Subsidiary existing or created when such property is acquired, provided that the principal amount of the indebtedness secured by each such security interest does not exceed the purchase price of the related property and provided, further, that the aggregate principal amount secured by all such security interests does not exceed $750,000 at any time; or
(d) granting liens or security interests in favor of the Bank.
(2) The Borrower will not and will not permit its Subsidiaries to create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness, except:
(a) indebtedness to the Bank;
(b) open account trade debt incurred in the ordinary course of business and not past due,
(c) indebtedness in respect of which liens are permitted under subparagraph (1)(c) above, and any refinancings thereof; provided that the amount of the refinancing indebtedness is not more than the outstanding amount of the refinanced indebtedness, and the terms of the refinancing indebtedness are no more favorable to the lender than the terms of the refinanced indebtedness, or
(d) guarantees incurred in the ordinary course of business by the Borrower of any obligations of any Subsidiary incurred in the ordinary course of business.
(3) The Borrower will not and will not permit any Subsidiary to liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property or assets, whether now owned or hereafter acquired (except (a) to another Borrower or, in the case of a Subsidiary that is not a Borrower, to another Subsidiary and (b) any Subsidiary that is not a Borrower and that is not material to the operations of the Borrower and its Subsidiaries taken as a whole may liquidate or dissolve).

(4) The Borrower will not and will not permit its Subsidiaries to make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity unless all of the following conditions are satisfied: (a) on a pro forma basis after giving effect to such acquisition there would be no Event of Default or other event that with the giving of notice or the passage of time, or both, would become an Event of Default, and (b) such acquisition is accretive to earnings and cash flow, and (c) if the EBITDA of the business to be acquired exceeds $1,000,000, audited financial statements of such business for its most recent fiscal year or a complete due diligence report satisfactory to the Bank will be required.
(5) If an Event of Default has occurred and is continuing, the Borrower will not declare or pay any dividends on or make any distribution with respect to any class of its equity, or purchase, redeem, retire or otherwise acquire any of its equity, provided, however, that (a) so long as any Borrower remains an S corporation, a partnership or limited liability company, such Borrower may make distributions to its shareholders, partners or members, as the case may be, in an amount equal to the federal and state income tax of such principals of such Borrower attributable to the earnings of such Borrower and (b) any Borrower may make distribution to any other Borrower.